Exhibit 10.4

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (the "Agreement") is made as of May l, 2007 by and between BUZZ KILL, INC., a New York corporation (the "Producer") and EASTERN RESOURCES, INC., a Delaware corporation ("Financier").

WHEREAS, Financier desires to provide funding to the Producer in the amount of Eight Hundred Thousand Dollars ($800,000) for the production (principal photography only) and exploitation of a motion picture currently entitled "Buzz Kill" (the "Picture") based upon the literary work entitled "Buzz Kill" written by Steven Kampmann and Matt Smollon (the "Property");

WHEREAS, the Producer and Financier desire to establish the terms and conditions as between themselves and as to their relationship with regard to the production and exploitation of the Picture; and

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

l.           Financier Contribution. Financier shall provide Producer with the amount of Eight Hundred Thousand Dollars ($800,000) or as otherwise agreed to in writing by the parties (the "Financing"). Payment shall be made in accordance with the Schedule of Cash Flow attached hereto as Exhibit "A" from Gottbetter Capital’s escrow account. Producer hereby acknowledges the receipt of Twenty Five Thousand Dollars ($25,000) of the Financing.

2.           Budget. Producer warrants and represents that the current budget for the Picture is as set forth in the budget attached hereto as Exhibit "B" (the "Budget") and made a part hereof and that notwithstanding any other provision hereof or in any other agreement, the negative cost of the Picture, including all Picture related expenditures of any kind whatsoever, shall not exceed One Million One Hundred Thousand Dollars ($1,100,000) without the prior written consent of Financier. All monies received by the Producer shall be expended in accordance with the Budget subject only to reasonable variations necessitated by the exigencies of production and consistent with weekly progress reports that Producer shall provide to Financier.

3.           Recoupment. Financier is hereby granted a "first priority" right of recoupment in an amount equal to the sum of the Financing; provided, however, if Producer provides any financing for Picture, Financier’s Financing shall be subordinate to such sums raised by Producer. All payments to Financier by Producer shall be defined, paid and accounted for in accordance with the Definition and Application of Proceeds a copy of which is attached hereto as Exhibit "C" and made a part hereof. For purposes of clarity, the distribution of any monies received from the exploitation of the Picture shall be as follows: (a) for any financing debt incurred by Producer and approved by Financier, not to exceed Three Hundred Thousand Dollars ($300,000) (Financier hereby acknowledges that its shareholders approve a One Hundred Thousand Dollars ($100,000) loan from Producer for the Picture) plus twenty percent (20%); (b) next any equity debt incurred by Financier to be returned via divided plus twenty percent (20%) (which Producer shall pay to Financier the amount of Eight Hundred Thousand Dollars ($800,000) plus twenty percent (20%) out of such monies received by Producer in order to satisfy the recoupment of Financier’s equity debt); (c) next any other third party subordinate debt; and (d) any Net Proceeds of the Picture to paid in accordance with Paragraph 4 and Exhibit "C".

4.           Financier Net Proceeds Participation. In addition, Producer hereby grants to Financier a fifty percent (50%) of the Net Proceeds of the Picture, to be defined, paid and accounted for in accordance with Exhibit "C". Notwithstanding the foregoing, in the event the Financing does not equal the final, actualized budget for the Picture, Financier’s percentage shall be calculated as the amount equal to fifty percent of the fraction with a numerator equal to the amount of the Financing and a denominator equal to the amount of the final, actualized budget. For purposes of illustration only, if the Budget is One Million One Hundred Thousand Dollars ($1,100,000) and Financier’s contribution is Eight Hundred Thousand Dollars ($800,000)  times fifty percent (50%) then the final percentage is thirty six percent (36%).

5.           Credit. Financier or its designee(s) shall receive:

(a) a single, exclusive "in association with" company credit which shall substantially conform to the following:

"In Association with Gottbeter Capital"

Such credit shall appear in the main titles of all positive prints of the Picture, on a separate card immediately following the presentation credit given [Hanna/Hundley Designee] and shall appear in all paid advertising for the Picture where credit is given to [Hanna/HundleyDesignee], subject to customary exclusions.

(b) exclusive Executive Producer credit which shall substantially conform to the following: "Executive Producer: Adam Gottbetter"

Such credit shall appear on a single card, in the main titles of all positive prints of the Picture and shall appear in all paid advertising for the Picture where credit is given to the producers, subject to customary exclusions and shall be subject to dilution by additional third party financiers, if any, subject to the written consent of the Financier, such consent not to be unreasonably withheld. Such Executive Producer credit shall only be diluted with Financier’s prior written approval.

Except as provided herein, all aspects of the above credits to be accorded Financier shall be in the Producer’s sole discretion. The Producer shall contractually obligate all third parties to meet the foregoing credit requirements. No casual or inadvertent failure of the Producer to comply with the provisions of this Agreement regarding credit, and no failure of any third party to comply with such obligations, shall constitute a breach of this Agreement by the Producer. Upon receipt of written notice from the Financier of any failure by the Producer to comply with any applicable credit provisions, the Producer shall use reasonable efforts to cure prospectively or to cause a prospective cure of any such failure. In no event shall the Producer be liable or responsible for any acts or omissions with respect to credits by any independent exhibitor, non-subsidiary distributor or sub-distributor, newspaper, magazine, television station, record company or any other independent person, firm or entity, provided, however, that upon receipt of written notice from the Financier, the Producer shall use reasonable efforts to cause any of the foregoing to cure prospectively any such failure to comply.

6.           Representations and Warranties. The Producer, its principals, officers, employees and agents warrant and represent that:

(a) they have or shall validly acquire(d) all necessary underlying rights in any and all literary and/or intellectual property required for the production and exploitation of the Picture, including, without limitation, the exclusive motion picture rights to the Property;

(b) they have no knowledge of any contingent liabilities which could restrict the sale or distribution of the Picture or any ancillary, allied or subsidiary rights of the Picture;

(c) they are fully authorized to enter into and fully perform hereunder and that this Agreement does not and shall not violate any other agreement or the rights of any third party;

(d) no third party has received nor shall receive more favorable terms for providing financing for the Picture than Financier without Financier’s prior written approval, such approval not to be unreasonably withheld; and

(e) Producer indemnifies and holds Financier harmless against any and all claims, losses, awards, actions, judgments, costs or expenses (including without limitation, reasonable outside attorney’s fees and costs) related to any breach of its representations, warranties or agreements hereunder.

7.           Insurance. Producer shall secure (or shall cause the distributor of the Picture to secure) general liability and errors and omissions insurance for the Picture and shall list Financier as additional insured parties under such insurance policies. Investor shall receive certificates of insurance so providing upon execution hereof (or promptly following issuance of the errors and omissions policy, if not currently in place).

8.           Right of Inspection/Financial Statements. At all times from the inception of any transactions related to the Picture, the Producer represents that it will keep full and faithful copies of all such documents related to the Picture and books of account in which shall be entered fully and accurately each transaction of the Producer and the production of the Picture. Provided Financier provides the Producer with reasonable notice, all of said documents and books shall be open to the inspection and examination of Financier during normal business hours.

9.           Entire Agreement; Modification. This instrument and the Development Financing Agreement dated as of February 21, 2007, constitute the entire agreement between the Producer and Financier. It may not be modified except in a writing signed by both parties.

10.           Assignment. Neither party may assign this Agreement or the rights and obligations contemplated hereunder without the other's written consent.

11.           Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

l2.           Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the day and  year first above written.

                                                      EASTERN RESOURCES, INC.:

                                                      By: /s/ Thomas Hanna
                                                      Its: President

                                                      BUZZ KILL, INC.:

                                                      By: /s/ Thomas Hanna

                                                      An Authorized Signatory